Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) of Pacific Capital Bancorp for the registration of debt securities and to the incorporation by reference therein of our reports dated March 13, 2006, with respect to the consolidated financial statements of Pacific Capital Bancorp, management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Pacific Capital Bancorp, included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

June 26, 2006